EXHIBIT 11

John F. Splain, Esq.
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246
(513) 587-3400

March 7, 2007

Schwartz Investment Trust
3850 West Maple Road
Bloomfield Hills, Michigan 48301

Ladies and Gentlemen:

I have been requested by Schwartz Investment Trust (the "Trust"), an Ohio business trust with shares of beneficial interest with no par value established under an Agreement and Declaration of Trust dated August 31, 1992 (the "Declaration of Trust"), for an opinion with respect to certain matters relating to the Ave Maria Rising Dividend Fund (the "Acquiring Fund"), a series of the Trust. I understand that the Trust has filed its Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Catholic Equity Fund (the "Acquired Fund"), a series of The Catholic Funds, Inc., in exchange solely for shares of the Acquiring Fund pursuant to an Agreement and Plan of Reorganization (the "Plan"), the form of which is included in the Form N-14 Registration Statement.

I have examined copies, either certified or otherwise proved to be genuine to my satisfaction, of the Trust's Declaration of Trust and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and I have made such other investigations as, in my judgment, were necessary or appropriate to enable me to render the opinion expressed below.

Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held in March 2007, it is my opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust's Declaration of Trust and By-Laws, will be legally issued, fully paid and nonassessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ John F. Splain

John F. Splain
Attorney-at-law